Exhibit 99.1

Comdial Corporation

106 Cattlemen Road

Sarasota, FL 34232

Telephone (800) 419-3800

Facsimile (941) 554-5012

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	David Schull
Thorp & Company
(305) 446-2700
dschull@thorpco.com

Comdial Adds 3 Directors to its Board

SARASOTA, Fla., April 29, 2005 – Comdial Corp. (OTC BB: CMDZ.OB) today announced the addition of Stephen N. Abrams, Raul Pupo and Robert F. Troisio to its board of directors.

With the addition of Abrams, Pupo and Troisio, Comdial’s board consists of six directors.

Abrams, 61, is the president of Eagle Acquisition Partners Inc. in Boca Raton, Fla., and a member of the board of the Montgomery County Public Schools in Maryland. He has served as a financial counselor for the past 10 years following a 25-year career with the federal government.

Pupo, 58, is the CEO of Technology Infrastructure Solutions in Boca Raton, Fla. Prior to this, he was the founder of RP Holdings LLC, an investment and advisory firm to information technology companies.

Troisio, 61, is a managing director with BTB Morris Anderson LLC in Millville, Del. He has also served as the managing director of the McShane Group in Baltimore, Md.

Comdial Corp. is a converged voice and data communications solutions provider with more than 25 years of success as a leading brand. Focused on superior customer service and reliable communications solutions, the company is dedicated to producing best-in-class small to mid-size enterprise communications products. Through innovative technology and flexibility, Comdial is unmatched at providing comprehensive Internet Protocol (IP) communications solutions that are tailored to meet customers’ needs.

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For more information, visit www.comdial.com.

Forward-Looking Statements

This press release contains statements that may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation’s ability to obtain additional funding for its business should such funding become necessary, its ability to maintain market share and to grow in a very competitive market, its ability to develop technologically advanced products to keep pace with many competitors that are much larger and have significantly more resources than Comdial, market acceptance of new products it develops, lower than anticipated demand brought about by continued weakness in telecommunications spending, risk of dilution of the Company’s stock from private placement investments including the financings that were completed in 2002 and 2004 as well as any other private investments or public offerings that may occur from time to time, dependence on a relatively small number of large customers, ability to maintain necessary engineering, sales, marketing and other key staff members, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcome of pending disputes or litigation, including, but not limited to, intellectual property infringement claims that arise from time to time and the various other factors set forth from time to time in Comdial’s filings with the SEC, including, but not limited to, Comdial’s Form 10-K for the year ended December 31, 2004. Comdial Corporation undertakes no obligation to publicly update or revise the forward- looking statements made in this release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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